Exhibit 2.1

FIRST AMENDMENT TO BUSINESS COMBINATION AGREEMENT AND PLAN OF REORGANIZATION

This FIRST AMENDMENT TO BUSINESS COMBINATION AGREEMENT AND PLAN OF REORGANIZATION (this “Amendment”) is made and entered into as of February [•], 2024 by and among Phoenix Biotech Acquisition Corp., a Delaware corporation (“SPAC”), PBCE Merger Sub, Inc., a Delaware corporation and wholly-owned direct subsidiary of SPAC (“Merger Sub”), and CERo Therapeutics, Inc., a Delaware corporation (the “Company”). Unless otherwise specifically defined herein, all capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement (as defined below).

WHEREAS, the parties hereto entered into that certain Business Combination Agreement and Plan of Reorganization, dated as of June 4, 2023 (the “Agreement”);

WHEREAS, the parties desire to, amongst other things, modify the terms set forth in Section 2.1(a)(ix)(i) of the Agreement which sets forth the First Level Earn-Out Target, which, if achieved during the Earn-Out Period, entitles the Earn-Out Participants to additional consideration;

WHEREAS, the parties desire to, amongst other things, modify the terms set forth in Section 2.1(a)(ix)(ii) of the Agreement which sets forth the Second Level Earn-Out Target, which, if achieved during the Earn-Out Period, entitles the Earn-Out Participants to additional consideration;

WHEREAS, the parties also desire to amend the definition of Equity Value per Share and related definitions to provide that the consideration payable to holders of Company Common Stock is not reduced by the amount of any Rollover Options or Rollover Warrants;

WHEREAS, the parties also desire to remove the condition set forth in Section 6.3(c) which requires that the SPAC have at least $30,000,000 in Available Closing Cash; and

WHEREAS, in accordance with Section 8.3 of the Agreement, the parties desire to amend the Agreement upon the terms and subject to the conditions set forth in this Amendment.

NOW, THEREFORE, in consideration of the foregoing and the respective agreements set forth herein, and intending to be legally bound hereby, SPAC, Merger Sub and the Company agree as follows:

1.	Amendments to Agreement.

a.	The definition of “Equity Value Per Share” set forth in Section 1.1 is hereby amended and restated in its entirety as follows:

“Equity Value Per Share” means (a) the Equity Value, divided by (b) the aggregate number of shares of Company Common Stock outstanding as of immediately prior to the Effective Time, determined on an as-converted basis.

b.	The definition of “Fully Diluted Company Capitalization” set forth in Section 1.1 is hereby deleted in its entirety.

c.	A new definition of “New CERo Series A Conversion Price” shall be inserted into Section 1.1 in alphabetical order as follows:

“New CERo Series A Conversion Price” means the “Conversion Price” as defined in the Certificate of Designation for the New CERo Series A Preferred Stock.

d.	A new definition of “New CERo Series A Preferred Stock” shall be inserted into Section 1.1 in alphabetical order as follows:

“New CERo Series A Preferred Stock” means the new Series A Convertible Preferred Stock to be issued by the Surviving Corporation at the Closing.

e.	Section 2.1(a)(xi)(i) of the Agreement is hereby amended and restated in its entirety as follows:

(i) the VWAP of the shares of the Class A Common Stock equals or exceeds the lesser of (x) $12.50 or (y) 125% of the then applicable New CERo Series A Conversion Price, for any twenty (20) Trading Days within a period of thirty (30) consecutive Trading Days (the “First Level Earn-Out Target”), then as soon as possible and in any event within ten (10) Business Days following the achievement of the First Level Earn-Out Target, 500,000 shares of Class A Common Stock held in the Earn-Out Escrow Account shall be released to the Earn-Out Participants, in an amount of shares equal to each Earn-Out Participants’ Pro Rata Earn-Out Portion,

f.	Section 2.1(a)(xi)(ii) of the Agreement is hereby amended and restated in its entirety as follows:

(i) the VWAP of the shares of the Class A Common Stock equals or exceeds the lesser of (x) $15.00 or (y) 150% of the then applicable New CERo Series A Conversion Price, for any twenty (20) Trading Days within a period of thirty (30) consecutive Trading Days (the “Second Level Earn-Out Target”), then as soon as possible and in any event within ten (10) Business Days following the achievement of the Second Level Earn-Out Target, 500,000 shares of the Company Stockholders Earn-Out Consideration held in the Earn-Out Escrow Account shall be released to the Earn-Out Participants, in an amount of shares equal to each Earn-Out Participants’ Pro Rata Earn-Out Portion,

g.	Section 6.3(c) of the Agreement is hereby deleted in its entirety.

2.	Miscellaneous

a.	No Further Amendment. The parties hereto agree that all other provisions of the Agreement shall, subject to the amendment set forth in Section 1 of this Amendment, continue unmodified, in full force and effect and constitute legal and binding obligations of the parties in accordance with their terms. This Amendment is limited precisely as written and shall not be deemed to be an amendment to any other term or condition of the Agreement or any of the documents referred to therein. This Amendment shall form an integral and inseparable part of the Agreement. From and after the date of this Amendment, each reference in the Agreement to “this Agreement,” “hereof,” “hereunder” or words of like import, and all references to the Agreement in any and all agreements, instruments, documents, notes, certificates and other writings of every kind of nature (other than as otherwise expressly provided) will be deemed to mean the Agreement, as amended by this Amendment, whether or not this Amendment is expressly referenced.

b.	Other Terms. The provisions of Section 8 of the Agreement are incorporated herein by reference and shall apply to the terms and provisions of this Amendment and the parties hereto, mutatis mutandis.

[Signature Pages Follow]

IN WITNESS WHEREOF, this First Amendment to Business Combination Agreement and Plan of Reorganization has been executed on behalf of the parties as of the date first stated above.

PHOENIX BIOTECH ACQUISITION CORP.

By:
Name:	Chris Ehrlich
Title:	Chief Executive Officer

PBCE MERGER SUB, INC.

By:
Name:	Chris Ehrlich
Title:	President

CERO THERAPEUTICS, INC.

By:
Name:	Dr. Daniel Corey
Title:	Chief Executive Officer